Exhibit 1.03

For More Information:
Investor Relations Monish Bahl CDC Corporation 678-259-8510 Mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation Announces Additional Purchase of Convertible Notes from Another Note Holder
Below Par Value

Closing Represents Continued Progress on CDC Corporation’s Negotiations with Holders of Its
Outstanding 3.75 Percent Senior Exchangeable Convertible Notes Due 2011

HONG KONG, ATLANTA, January 30, 2009 — CDC Corporation (NASDAQ: CHINA), a leading global enterprise software and new media company, announced today that an affiliate of the company has completed the purchase of the entire holdings of another Note holder of the Company’s outstanding 3.75 Percent Senior Exchangeable Convertible Notes Due 2011 (Notes), at less than par value.

This transaction follows the closing of previously-announced agreements with other Note holders to purchase their entire holdings at prices less than par value. CDC Corporation continues to be involved in active discussions about possible early purchases of outstanding Notes, with other remaining Note holders.

The continued closing of transactions with Note holders at prices below par value is consistent with company management’s current SFAS 157 valuation estimate and the results of a previously reported valuation by a third party independent consultant, which valued the Notes in the fourth quarter of 2008 at approximately $0.76 per $1.00 of original principal (par) value.

“We continue to make solid progress in our efforts to reduce the company’s debt through repurchases,” said Peter Yip, CEO of CDC Corporation. “We are pleased with this continued progress in our negotiations reflected by this latest additional agreement with another Note holder for the purchase of their holdings at a price below par value. We feel that additional purchases will not only help to decrease our debt, but also help strengthen our financial condition and prospects. We continue to believe that these negotiated purchases of Notes below par value are fair for both parties in light of current overall economic conditions. We intend to continue our active discussions with other remaining Note holders, and we remain confident that we will continue to make progress and come to amicable settlements on the fair value of the remaining portion of our Notes.”

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations of continued discussions or any agreement with one or more of our Note holders to buy their Notes, the valuation of the Notes and the accuracy thereof, the impact of the Notes and the valuation thereof on our financial statements, and other potential Note modifications or other options, our beliefs regarding our continued success or progress in our negotiations with Note holders, statements regarding the measurement of fair value of the Notes in the fourth quarter of 2008 and other forward-looking statements we may make. There is no assurance that the fair value measurement of the Notes now or in the future will not be higher or lower than that stated in this press release. Further, there is no assurance as to the impact of any adjustment to the carrying amount of the Notes on the Company’s consolidated financial statements for the first quarter or full-year 2009 or periods subsequent thereto. No prediction as to the Company’s performance of its obligations under the Notes is implied by any of the statements regarding fair value of the Notes in this release. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are no assurances these discussions will result in additional definitive agreements with any of the Note holders, individually or collectively. No prediction is made as to any other impact, if any, on the assets and liabilities reported in the Company’s financial statements for the year ending December 31, 2008, from applying the guidance of FASB 157. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2007, as originally filed with the SEC on June 30, 2008 and amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.